EXHIBIT 10(k)(iv)

AMENDMENT NO. 3

to

EMPLOYMENT AGREEMENT

dated May 4, 1998

by and between

The Brink’s Company (the “Company”),

Brink’s, Incorporated

and

Michael T. Dan (the “Executive”)

WHEREAS, the Company, Brink’s, Incorporated and the Executive entered into an employment agreement dated as of May 4, 1998, as amended as of March 8, 2002 and March 8, 2006 (the “Agreement”).

WHEREAS, the Company, Brink’s, Incorporated and the Executive desire to amend the Agreement as set forth herein as a result of the requirements of Section 409A of the Internal Revenue Code of 1986, and the regulations thereunder.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.	Section 4(d) of the Agreement is hereby modified by adding the words “, paid within 30 days after the date of termination” at the end of the first sentence thereof.

2.	Section 4(e) of the Agreement is hereby modified by adding the following language at the end of the last sentence thereof:

“; provided that the event relied upon as a basis for termination under this Section 4(e) is not cured by the Company within 30 days after written notice thereof from the Executive to the Company, which written notice must be made within 90 days of the occurrence of the event.  Notwithstanding the foregoing, Termination by the Company without Due Cause shall not be deemed to have occurred if the Executive has not terminated employment within two years following the initial occurrence of the event relied upon as a basis for termination under this Section 4(e)”

3.
Section 4(g) of the Agreement, as in effect prior to Amendment No. 1 to the Agreement, is hereby modified by adding the words “within five days following the date of termination of employment” at the end of the last sentence thereof.

4.	Section 4(g) of the Agreement, as added by Amendment No. 1 to the Agreement, is hereby relettered to 4(h).

5.	Section 13 of the Agreement is hereby modified by adding the following sentences after the last sentence thereof:

“Except as specifically permitted by Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (“Section 409A”), the arbitration expenses provided to the Executive under this Section 13 during any calendar year shall not affect the arbitration expenses to be provided to the Executive under this Section 13 in any other calendar year and the right to such arbitration expenses cannot be liquidated or exchanged for any other benefit, in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto.  Furthermore, reimbursement payments for arbitration expenses shall be made to the Executive as promptly as practicable following the date that the applicable expense is incurred, but in any event not later than the last day of the calendar year following the calendar year in which the underlying expense is incurred, in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto.”

6.	The following new Section 18 is hereby added to the Agreement:

Section 18.  Section 409A of the Code.  The provisions of this Section 18 shall apply notwithstanding any provision in this Agreement to the contrary.

(a)
Intent to Comply with Section 409A of the Code.  It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b)
Six-Month Delay of Certain Payments.  If, at the time of the Executive’s separation from service (within the meaning of Section 409A), (i) the Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under this Agreement or any other plan, policy, arrangement or agreement of or with the Company or any affiliate thereof (this Agreement and such other plans, policies, arrangements and agreements, the “Company

Plans”) constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or an affiliate, as applicable) shall not pay any such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first day of the seventh month following such separation from service.

(c)
Amendment of Deferred Compensation Plans.  Notwithstanding any provision of any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to any Company Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.

(d)
Prohibition of Offsets.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to or for the benefit of the Executive under any Company Plan may not be reduced by, or offset against, any amount owing by the Executive to the Company or any affiliate thereof.

7.	Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of November 14, 2008.

THE BRINK’S COMPANY

By:	/s/ Frank T. Lennon
Frank T. Lennon
Vice President and
Chief Administrative Officer

BRINK’S, INCORPORATED

By:	/s/ Frank T. Lennon
Frank T. Lennon
Vice President

/s/ Michael T. Dan
Michael T. Dan